SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT



                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): January 17, 1997

                        PEACHES ENTERTAINMENT CORPORATION
             (Exact Name of Registrant as specified in its charter)


          Florida                         0-12375              59-2166041
(State or other jurisdiction of         (Commission         (I.R.S. Employer
 incorporation or organization)          File No.)           Identification No.)


1180 East Hallandale Beach Blvd., Hallandale, Florida             33009
(Address of principal executive offices)                        (Zip Code)


Registrant's Telephone number, including area code: (954) 454-5554


                                 Not Applicable
          (Former name or former address, if changed since last report)


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Item 3

     On or about January 17, 1997, the United States Bankruptcy Court for the Southern District of Florida (the "Bankruptcy Court") issued an order dated on such date confirming the registrant's Amended Plan of Reorganization dated on or about October 23, 1996 (the "Amended Plan"), as modified by such order. Among the provisions of the Amended Plan which was so confirmed by the Bankruptcy Court are the following:

          (a) All unsecured creditors, including all of the registrant's inventory suppliers, but excluding landlords under leases rejected by the registrant, are entitled to 100% of their allowed claims (the total of which is approximately $4,922,000). The registrant's seven principal suppliers (whose allowed claims total approximately $4,372,000 out of such $4,922,000) are entitled to payment and inventory returns equal to approximately 70% of their allowed claims (80% in the case of one such supplier) within approximately 60 days after the effective date of the Amended Plan (the "Effective Date"). The balance of the payments to such seven principal suppliers (approximately $1,284,000) is payable with interest over a period of 24 months commencing in March, 1997. The amounts due to such suppliers is secured by a perfected first lien and security interest in the inventory originally distributed by the secured party which is normally sold or is otherwise in the possession and owned by the registrant. The remaining unsecured creditors (whose allowed claims total approximately $550,000) were entitled to and received the full amount of their allowed claims on the Effective Date.

          (b) Landlords under the leases which were rejected by the registrant in connection with the bankruptcy filing were entitled to approximately $311,000 (30% of the approximately $1,000,000 in allowed claims with respect to such leases), all of which was paid on the Effective Date.

          (c) The registrant's sole secured creditor, the holder of the first mortgage with respect to the store property owned by the registrant in Mobile, Alabama, whose allowed claim was approximately $466,000, will receive 100% of such amount, with interest, in accordance with the amortization schedule previously in effect, except that the balloon payment on such mortgage which would otherwise have been due in September, 1997 was extended to September, 2002.

          (d) The priority tax claim in the approximate amount of $118,000 which is owed to the Florida Department of Revenue will be payable with interest over a period of two years commencing 30 days from the Effective Date.

          (e) The priority administrative claims, including professional fees in the approximate amount of $200,000 which were incurred in connection with the reorganization, were paid on the Effective Date.

          (f) The registrant's parent, URT Industries, Inc. ("URT"), in exchange for the agreement to issue to it 20,000,000 shares of the registrant's authorized common stock, agreed that, subject to the terms of the Amended Plan, it would contribute $350,000 to the capital of the registrant, waive an aggregate of $75,000 of dividends payable by the registrant to URT,


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     guarantee the  approximately  $1,284,000  which is due to the  registrant's principal suppliers after the Effective Date pursuant to the arrangements described in subparagraph (a) above, and lend $700,000 to the registrant on the Effective Date. The loan by URT to the registrant will be subject to repayment by the registrant with interest over a period of four years beginning on the third anniversary of the Effective Date.

     Among the additional action taken by the Bankruptcy Court during the course of the above-described proceeding is the following:

          (a) The Court issued orders authorizing the registrant to reject the unexpired portion of the leases covering the registrant's former corporate headquarters in Miramar, Florida, as well as the six stores closed by the registrant during the 1996 fiscal year.

          (b) The Court issued an order authorizing the registrant to reject the unexpired portion of the lease covering a store in Charlotte, North Carolina which had been closed by the registrant during the 1991 fiscal year and as to which the registrant remained responsible for the shortfall between the amount payable under the registrant's lease for such store and the amount being paid by a subtenant of such store.

          (c) The Court issued an order authorizing the registrant to assume the unexpired portion of the leases covering the registrant's new corporate headquarters and the twelve leased stores to be kept in operation.

          (d) The Court issued an order authorizing a settlement agreement containing a reduction of the amounts payable by the registrant to its former Executive Vice-President under a consulting arrangement with him.

     As of February 12, 1997, the registrant had issued and outstanding 19,781,270 common shares, 2,500 shares of Series A Convertible Preferred Stock and 2,500 shares of Series B Convertible Preferred Stock. An additional 20,000,000 shares of common stock are expected to be issued in connection with arrangements made as a result of the above-described reorganization.

     Information as to the assets and liabilities of the registrant as of the date of confirmation is to be filed upon compilation of such information by the registrant.

     Because of arrangements relating to the above-described reorganization, the registrant did not file the 10-Q for the quarter ended December 28, 1996 by the date it was scheduled to be filed. Such 10-Q is to be filed upon compilation of the relevant information by the registrant.



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Item 7

     The following exhibits are filed as part of this report:

     1.   Amended Plan of Reorganization, dated October 23, 1996.

     2. Order Confirming Amended Plan of Reorganization, as Modified, dated January 17, 1997.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              PEACHES ENTERTAINMENT CORPORATION
                                                        Registrant


                                              By:/s/ Allan Wolk
                                                 ------------------------------
                                                 (Chairman and President)

Date: April 7, 1997